Exhibit 5.1

777 South Figueroa Street

Los Angeles, California 90017

213 680-8400

www.kirkland.com

June 27, 2006

Fuel Systems Solutions, Inc.

3030 South Susan Street

Santa Ana, California 92704

Re:	Registration Statement and Joint Proxy Statement/Prospectus on Form S-4

Ladies and Gentlemen:

We are acting as special counsel to IMPCO Technologies, Inc., a Delaware corporation (the “Company”) and Fuel Systems Solutions, Inc., a Delaware corporation (“Fuel Systems”), in connection with the Joint Proxy Statement/Prospectus and Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date of this opinion, under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The Registration Statement relates to the proposed registration by Fuel Systems of approximately 15,007,294 shares of common stock, par value $0.001 per share, of Fuel Systems (the “Common Stock”), and warrants to purchase 190,352 shares of the Common Stock (the “Warrants”) to be issued in connection with the reorganization contemplated by the Agreement and Plan of Reorganization, dated as of January 27, 2006 (the “Reorganization Agreement”), by and among the Company, IMPCO Merger Sub, Inc. and Fuel Systems.

Pursuant to the Reorganization Agreement, (i) the holders of shares of Company common stock will be entitled to receive one whole share of Common Stock in exchange for every two shares of Company common stock held by such stockholder at the time of the reorganization and cash (without interest) in lieu of any fractional shares of Common Stock to which such stockholder would otherwise be entitled as a result of the reorganization and (ii) all outstanding warrants to purchase shares of Company common stock will become Warrants to purchase one whole share of Common Stock for every two shares of Company common stock subject to such warrant, with any fractional shares resulting therefrom adjusted pursuant to the terms of the applicable warrant. Such shares of the Common Stock and the shares issuable upon exercise of such Warrants, when issued in accordance with the Reorganization Agreement, are referred to herein as the “Shares” and the “Warrant Shares,” respectively.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of Fuel Systems, including the Certificate of Incorporation of Fuel Systems (the “Certificate of Incorporation”) filed with the Secretary of State of the State of Delaware on December 19, 2005, (ii) minutes and records of the corporate proceedings of Fuel Systems with respect to the issuance of the Shares and the Warrant Shares, (iii) the corporate and organizational documents of the Company, including the Certificates of Incorporation of the Company filed with the Commission on July 30, 2001 as an exhibit to the Company’s Form 10-K (for the reporting period April 30, 2001), (iv) minutes and records of the corporate proceedings of the Company with respect to the Reorganization Agreement, (v) the applicable forms of the Warrants and (vi) the Registration Statement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and Fuel Systems and the due authorization, execution and delivery of all documents by the parties thereto other than the Company and Fuel Systems. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company, Fuel Systems and others.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.	The Shares have been duly authorized, and, when and to the extent (i) the Registration Statement becomes effective under the Securities Act and provided that such effectiveness shall not have been terminated, (ii) the stockholders of the company have taken all necessary action to approve the Reorganization Agreement, (iii) the certificate of merger of IMPCO Merger Sub, Inc. with and into the Company has been filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law and (iv) the appropriate certificates representing the Shares are duly countersigned and registered by Fuel Systems’ transfer agent/registrar, the Shares will be validly issued, fully paid and nonassessable.

2.	The Warrant Shares have been duly authorized, and, when and to the extent (i) the Registration Statement becomes effective under the Securities Act and provided that such effectiveness shall not have been terminated, (ii) the stockholders of the company have taken all necessary action to approve the Reorganization Agreement, (iii) the certificate of merger of IMPCO Merger Sub, Inc. with and into the Company has been filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law and (iv) the appropriate certificates representing the Warrant Shares are duly countersigned and registered by Fuel Systems’ transfer agent/registrar, and upon receipt by Fuel Systems of the consideration to be paid therefor in accordance with the terms of the applicable Warrant agreement, the Warrant Shares will be validly issued, fully paid and nonassessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Shares or the Warrant Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ Kirkland & Ellis LLP

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